SCHEDULE DEF-14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Cincinnati Financial Corporation

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CINCINNATI FINANCIAL CORPORATION

Mailing Address:

P.O. BOX 145496

CINCINNATI, OHIO 45250-5496

(513) 870-2000

March 30, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will take place at 9:30 a.m. on Saturday, May 6, 2006, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting includes:

1.

Electing five directors for terms of three years,

2.

Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2006,

3.

Approving Cincinnati Financial Corporation Incentive Compensation Plan,

4.

Adopting Cincinnati Financial Corporation 2006 Stock Compensation Plan,

5.

Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 8, 2006, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, you can ensure that your shares will be voted by completing and submitting the enclosed proxy. You can vote over the Internet, by telephone or by mail, using the enclosed proxy. Please see your proxy for specific instructions.

Your Internet or telephone vote must be received by 1 a.m. Eastern Daylight-Saving Time on May 6, 2006, to be counted in the final tabulation. Your interest and participation in the affairs of the company are appreciated.

/S/ Kenneth W. Stecher

Kenneth W. Stecher

Secretary

Mailing of this proxy statement, Annual Report, Form 10-K and the accompanying proxy to Cincinnati Financial Corporation shareholders began on March 30, 2006

6200 S. Gilmore Road, Fairfield, Ohio 45014-5141

About the Annual Meeting

Who is soliciting my vote? – The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2006 Annual Meeting of Shareholders.

Who is entitled to vote? – Shareholders of record at the close of business on March 8, 2006, may vote.

How many votes do I have? – You have one vote for each share of common stock you owned on March 8, 2006.

How many votes can be cast by all shareholders? – There were 173,848,745 shares of common stock outstanding that can be voted as of the close of business on March 8, 2006.

How many shares must be represented to hold the meeting? – A majority of the outstanding shares, or 86,924,373, must be represented to hold the meeting.

How many votes are needed to elect directors and to approve the proposals? – Directors are elected by a plurality of the votes cast. The proposals will be approved if the votes cast in favor exceed the votes cast against the matter.

How do I vote? – You may vote either in person at the annual meeting or by proxy, whether or not you attend the meeting. If you hold your Cincinnati Financial Corporation common stock certificates directly in your name, you may vote by:

•

Internet or telephone – Please follow the instructions on the proxy. The deadline for Internet or telephone voting is 1 a.m., Eastern Daylight-Saving Time, May 6, 2006.

•

Mail – Please complete, sign and return the accompanying proxy in the enclosed postage-paid envelope.

If your shares of Cincinnati Financial Corporation common stock are registered in the name of a bank, broker or other nominee, you must vote your shares using the method(s) available through that organization.

Can I change my vote or revoke my proxy? – Yes. Just send in a new signed proxy card with a later date, cast a new vote by Internet or telephone or send a written notice of revocation to the secretary of Cincinnati Financial Corporation. If you attend the annual meeting and want to vote in person, you can request a ballot and direct that your previously submitted proxy not be used. Otherwise, your attendance itself does not constitute a revocation of your previously submitted proxy.

What if I vote “abstain?” – A vote to abstain has no effect on the votes required to elect directors or to approve the proposals.

Can my shares be voted if I don’t return my proxy and don’t attend the annual meeting? – If your shares are registered in your name, the answer is no. If you don’t vote shares registered in the name of a bank, broker or other nominee, Nasdaq rules provide that the broker can vote your shares as the broker wishes for the election of directors and ratification of the independent registered public accounting firm but not for certain other matters. A broker non-vote is counted as a vote to abstain.

How are the votes counted? – Votes cast by proxy are tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting count the votes and announce the results. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy.

Could other matters be decided at the meeting? – We do not know of any matters to be considered at the annual meeting other than the election of directors and the proposals described in this proxy statement. For any matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.

Who can attend the meeting? – The meeting is open to all interested parties.

Can I listen to the meeting if I cannot attend in person? – If you have access to the Internet, you can listen to a live webcast of the meeting. Instructions will be available on the Investors page of www.cinfin.com approximately two weeks before the meeting. An audio replay will be available on the Web site within two hours of the close of the meeting.

Introduction

The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board directs management in the performance of the company’s obligations to its independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to achieve the highest sustainable shareholder value over the long term.

Annual Report and Form 10-K

The board is committed to full, fair, accurate, timely and clear disclosure in the company’s periodic reports and other public statements. Our company’s 2005 Annual Report to Shareholders, which contains the 2005 Annual Report on Form 10-K, has been included in the distribution with this proxy statement. We urge you to read them carefully to learn more about our performance in 2005 and management’s outlook for 2006 and beyond. These documents also are available on the Investors page of www.cinfin.com. Shareholders can choose to be notified via e-mail when new information is posted to the site or can choose to receive our information via electronic delivery.

Cumulative Total Return

As depicted in the graph below, the five-year total return on a $100 investment made December 31, 2000, assuming the reinvestment of all dividends, was 40.9 percent for Cincinnati Financial Corporation’s common stock compared with 40.9 percent for the Standard & Poor’s Composite 1500 Property & Casualty Insurance Index and 2.8 percent for the Standard & Poor’s 500 Index.

•

The Standard & Poor’s Composite 1500 Property & Casualty Insurance Index includes 26 companies:
Ace Ltd., Allstate Corporation, AMBAC Financial Group, Berkley (W R) Corporation, Chubb Corporation, Cincinnati Financial Corporation, Fidelity National Financial Inc., First American Corporation, Infinity Property Casualty Corporation, Landamerica Financial Group, MBIA Inc., Mercury General Corporation, Ohio Casualty Corporation, Old Republic International Corporation, Philadelphia Consolidated Holding Corporation, Proassurance Corporation, Progressive Corporation, RLI Corporation, Safeco Corporation, SCPIE Holdings Inc., Selective Insurance Group Inc., St. Paul Travelers Companies Inc., Stewart Information Services, United Fire & Casualty Company, XL Capital Ltd. and Zenith National Insurance Corp.

•

The Standard & Poor’s 500 Index includes a representative sample of 500 leading companies in a cross-section of industries of the U.S. economy. Although this index focuses on the large capitalization segment of the market, it is widely viewed as a proxy for the total market.

Total Return Analysis
CFC vs. Market Indices
December 31 Totals
	2000	2001	2002	2003	2004	2005
CINCINNATI FINANCIAL CORPORATION	100.0	98.5	99.1	113.1	129.2	140.9
S&P 500 INDEX	100.0	88.1	68.6	88.3	97.9	102.8
S&P COMPOSITE 1500 PROPERTY & CASUALTY INSURANCE	100.0	92.4	83.9	107.6	120.8	140.9

[GRAPH ATTACHED IN PDF FORMAT]

Security Ownership of Principal Shareholders and Management

Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the company to be deemed to be beneficial owners of at least 5 percent of the common stock of the company as of February 28, 2006. John J. Schiff, Jr. and Thomas R. Schiff are directors of the company.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class
Common stock	John J. Schiff, Jr., CPCU Cincinnati Financial Corporation 6200 South Gilmore Fairfield, OH 45014	12,476,999	(1)(2)(3)(4)	7.17
Common stock	Thomas R. Schiff Cincinnati Financial Corporation 6200 South Gilmore Fairfield, OH 45014	9,388,830	(1)(2)	5.40

The outstanding common shares beneficially owned by each other director and nondirector executive officers as of February 28, 2006, are shown below:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class
Other Directors
William F. Bahl, CFA	206,883	(5)	0.12
James E. Benoski	422,373	(3)	0.24
Michael Brown	261,867		0.15
Dirk J. Debbink	6,815		–
Kenneth C. Lichtendahl	15,475		0.01
W. Rodney McMullen	14,918		0.01
Gretchen W. Price	8,545		–
John M. Shepherd	6,945		–
Douglas S. Skidmore	19,257	(6)	0.01
John F. Steele, Jr.	1,500		–
Larry R. Webb, CPCU	316,714	(7)	0.18
E. Anthony Woods	12,975		0.01
Nondirector Executive Officers
Craig W. Forrester, CLU	80,561	(3)(4)	0.05
Thomas A. Joseph, CPCU	129,016	(3)	0.07
Eric N. Mathews, CPCU, AIAF	84,070	(3)	0.05
Daniel McCurdy	149,301	(3)	0.09
Kenneth S. Miller, CLU, ChFC	167,541	(3)	0.10
Larry R. Plum, CPCU	267,264	(3)(4)	0.15
David Popplewell, FALU, LLIF	150,513	(3)	0.09
Jacob F. Scherer, Jr.	227,438	(3)	0.13
Joan O. Shevchik, CPCU, CLU	55,925	(3)	0.03
Kenneth W. Stecher	192,121	(3)	0.11
Timothy L. Timmel	253,632	(3)(4)	0.15
All directors and nondirector executive officers as a group (25 individuals)	17,618,962		10.13

Except as otherwise indicated in the notes below, each person has sole voting and investment power with respect to the common shares noted.

(1)

Includes 49,563 shares owned of record by a trust, 3,520,277 shares owned of record by the John J. and Mary R. Schiff Foundation and 3,507,241 shares owned of record by the John J. Schiff Charitable Lead Trust, the trustees of all of which are Mr. J. Schiff, Jr., Mr. T. Schiff and Ms. Suzanne S. Reid, who share voting and investment power equally.

(2)

Includes 107,186 shares owned of record by the John J. & Thomas R. Schiff & Co., Inc. pension plan, the trustees of which are Mr. J. Schiff, Jr., and Mr. T. Schiff, who share voting and investment power; and 114,249 shares owned by John J. & Thomas R. Schiff & Co., Inc. of which Mr. J. Schiff, Jr., and Mr. T. Schiff are principal owners.

(3)

Includes shares available within 60 days from exercise of stock options in the amount of 283,275 shares for Mr. Benoski; 46,220 shares for Mr. Forrester; 99,614 shares for Mr. Joseph; 63,913 shares for Mr. Mathews; 65,453 shares for Mr. McCurdy; 64,578 shares for Mr. Miller; 146,374 shares for Mr. Plum; 126,376 shares for Mr. Popplewell; 161,354 shares for Mr. Scherer; 33,340 shares for Ms. Shevchik; 520,801 shares for Mr. J. Schiff, Jr.; 104,901 shares for Mr. Stecher and 161,354 shares for Mr. Timmel.

(4)

Includes shares held in the company’s nonqualified savings plan for highly compensated associates in the amount of 11,053 shares for Mr. J. Schiff, Jr.; 822 shares for Mr. Forrester; 1,935 shares for Mr. Plum; and 6,312 shares for Mr. Timmel. Individuals participating in this plan do not have the right to vote or direct the disposition of shares.

(5)

Includes 992 shares owned of record and held by Bahl & Gaynor Profit Sharing Trust, of which Mr. Bahl is trustee; and 8,821 shares held in the Bahl Family Foundation, of which Mr. Bahl is president.

(6)

Includes 7,035 shares owned of record by Skidmore Sales Profit Sharing Plan, of which Mr. Skidmore is an administrator and shares investment authority.

(7)

Includes 186,257 shares owned of record by a limited partnership of which Mr. Webb is a general partner.

Information Regarding Nondirector Executive Officers

Executive officers are elected to one-year terms at the annual meetings of the boards of directors of the company and its subsidiaries. Unless otherwise indicated, each executive officer has served continuously since first elected to that position. For each nondirector executive officer, listed below are principal positions held currently and over the past five years in the company, its lead property casualty insurance subsidiary, and other subsidiaries when the officer serves as president. Cincinnati Financial owns 100 percent of its three subsidiaries: The Cincinnati Insurance Company, CFC Investment Company and CinFin Capital Management Company. The Cincinnati Insurance Company leads the property casualty group and owns 100 percent of its three subsidiaries: The Cincinnati Casualty Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company. Some executive officers also serve on various subsidiary boards.

Nondirector Executive Officer (Age as of February 28, 2006)	Primary Title(s) and Business Responsibilities Since February 2001 in Cincinnati Financial Corporation and Subsidiaries	Executive Officer Since
Craig W. Forrester, CLU (47)	Senior vice president of The Cincinnati Insurance Company. Vice president until 2002. Responsible for information technology systems.	2003
Thomas A. Joseph, CPCU (50)	Senior vice president of The Cincinnati Insurance Company. Responsible for commercial lines underwriting operations except bond, executive risk, machinery and equipment.	2003
Eric N. Mathews, CPCU, AIAF (50)	Vice president (since 2002), assistant secretary and assistant treasurer of Cincinnati Financial Corporation; senior vice president of The Cincinnati Insurance Company. Responsible for property casualty accounting.	2001
Daniel T. McCurdy (72)	Senior vice president of The Cincinnati Insurance Company. Responsible for bond and executive risk underwriting operations.	2004
Kenneth S. Miller, CLU, ChFC (50)	Chief investment officer (since 2004) and senior vice president of Cincinnati Financial Corporation and The Cincinnati Insurance Company. Assistant secretary and assistant treasurer of Cincinnati Financial Corporation. President and chief operating officer of CFC Investment Company. President of CinFin Capital Management Company. Vice president until 2004 of Cincinnati Financial Corporation; executive vice president until 2003 of CinFin Capital Management Company. Responsible for investment operations. (Mr. Miller was not an executive officer from February 2005 to August 2005)	2000
Larry R. Plum, CPCU (59)	President of The Cincinnati Casualty Company. Senior vice president of The Cincinnati Insurance Company. Responsible for personal lines underwriting operations.	1988

Nondirector Executive Officer (Age as of February 28, 2006)	Primary Title(s) and Business Responsibilities Since February 2001 in Cincinnati Financial Corporation and Subsidiaries	Executive Officer Since
David H. Popplewell, FALU, LLIF (62)	President and chief operating officer of The Cincinnati Life Insurance Company. Responsible for life insurance operations.	1997
Jacob F. Scherer, Jr. (53)	Senior vice president of The Cincinnati Insurance Company. Responsible for sales and marketing including relationships with independent agencies.	1995
Joan O. Shevchik, CPCU, CLU (55)	Senior vice president of The Cincinnati Insurance Company. Vice president until 2002. Assistant vice president until 2001. Responsible for corporate communications.	2003
Kenneth W. Stecher (59)	Chief financial officer (since 2001), senior vice president, secretary and treasurer of Cincinnati Financial Corporation; chief financial officer, senior vice president and secretary of The Cincinnati Insurance Company. Mr. Stecher is the principal accounting officer.	1999
Timothy L. Timmel (57)	Senior vice president of The Cincinnati Insurance Company. Responsible for operations areas including education and training, government relations, legal, personnel, corporate communications and field claims.	1997

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and 10 percent shareholders are required to report their beneficial ownership of the company’s stock according to Section 16 of the Exchange Act of 1934. Those individuals are required by the Securities and Exchange Commission (SEC) regulations to furnish the company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the calendar year 2005, all Section 16(a) filing requirements were satisfied on a timely basis except for the following:

John J. Schiff, Jr., chairman, president and chief executive officer of Cincinnati Financial Corporation, participates in the Cincinnati Financial Corporation Tax-Qualified Savings Plan through which he acquired phantom stock of Cincinnati Financial Corporation through payroll contributions as follows: 155 shares on January 12, 2005; 155 shares on January 28, 2005; 152 shares on February 8, 2005; and 60 shares on January 14, 2005, from dividend reinvestment in the plan. These transactions were reported on a Form 4 filed March 4, 2005.

John F. Steele, Jr., was elected to the board of directors at the 2005 Annual Meeting of Shareholders on April 23, 2005. On May 10, 2005, Mr. Steele, Jr. filed Form 3, Initial Statement of Beneficial Ownership of Securities for Cincinnati Financial Corporation. On December 31, 2005, Mr. Steele, Jr. filed a Form 4 reporting his June 2, 2005, purchase of 600 shares of Cincinnati Financial Corporation common stock.

Election of Directors

The board of directors consists of 14 directors divided into three classes, and each year the directors in one class are elected to serve terms of three years. This means that shareholders generally elect one-third of the members of the board of directors annually. The term of office of five of the directors expires as of the 2006 Annual Meeting of Shareholders.

The board of directors recommends a vote FOR William F. Bahl, James E. Benoski, Gretchen W. Price, John J. Schiff, Jr., and E. Anthony Woods as directors to hold office until the 2009 Annual Meeting of Shareholders and until their successors are elected.

We do not know of any reason that any of the nominees for director would not accept the nomination, and it is intended that votes will be cast to elect all five nominees as directors. In the event, however, that any nominee should refuse or be unable to accept the nomination, the people acting under the proxies intend to vote for the election of such person or people as the board of directors may recommend.

Information Regarding Nominees and Directors

For each nominee for election to the office of director and each current director whose term does not expire at this time, listed below are principal business positions held currently and over the past five years. Some directors also serve on various subsidiary boards.

Nominees for Directors for Terms Expiring 2009 (Age as of February 28, 2006)
William F. Bahl, CFA (54)	Director since 1995. Chairman of Bahl & Gaynor Investment Counsel, Inc., based in Cincinnati. President until 2002. Trustee of The Preferred Group of Funds. Director of LCA-Vision Inc. (since 2005).
James E. Benoski (67)

Director since 2000. Vice chairman and chief insurance officer (since 2004) of Cincinnati Financial Corporation. Vice chairman, chief insurance officer and senior vice president – headquarters claims of The Cincinnati Insurance Company, a subsidiary of the company.

Gretchen W. Price (51)	Director since 2002. Vice president of finance and accounting for global operations of Procter & Gamble, based in Cincinnati. Treasurer and vice president of Procter & Gamble until 2001.
John J. Schiff, Jr., CPCU* (62)

Director since 1968. Chairman, president and chief executive officer of Cincinnati Financial Corporation and The Cincinnati Insurance Company. Director of John J. & Thomas R. Schiff & Co., Inc., an independent insurance agency. Director of Cinergy Corp. (until the pending merger with Duke Energy is effective); director of Fifth Third Bancorp; director of Standard Register Company; all Cincinnati-area companies.

E. Anthony Woods (65)

Director since 1998. Chairman (since 2003) of Deaconess Associations, Inc., a healthcare holding company based in Cincinnati. President and chief executive officer of Deaconess Associations until 2003. Chairman and chief executive officer (since 2002) of SupportSource LLC, a healthcare consulting firm. Chairman of LCA-Vision Inc. (since 2006) and director since 2004.

Continuing Directors Whose Terms Expire 2008
Kenneth C. Lichtendahl (57)	Director since 1988. President, chief executive officer and director of Tradewinds Beverage Company, based in Cincinnati. Director of Glenway Financial Corporation until 2002.
W. Rodney McMullen (45)	Director since 2001. Vice chairman (since 2003) of The Kroger Co., based in Cincinnati. Executive vice president of strategy, planning and finance until 2003.
Thomas R. Schiff* (58)

Director since 1975. Chairman, chief executive officer and agent of John J. & Thomas R. Schiff & Co., Inc., an independent insurance agency based in the Cincinnati area. Chief executive officer of Lightborne Properties, Lightborne Communications and Lightborne Publications, media companies based in the Cincinnati area.

John F. Steele, Jr. (52)

Director since 2005. Chairman (since 2004), chief executive officer and director of Hilltop Basic Resources, Inc., a family-owned aggregates and ready-mix concrete supplier to the construction industry, based in the Cincinnati area. President until 2004.

Larry R. Webb, CPCU (50)	Director since 1979. President, director, a principal owner and agent of Webb Insurance Agency, Inc., an independent insurance agency based in Lima, Ohio.
Continuing Directors Whose Terms Expire 2007
Michael Brown (70)	Director since 1980. President and director of the Cincinnati Bengals, Inc., a professional football team based in Cincinnati.
Dirk J. Debbink (50)

Director since 2004. President of MSI General Corporation, a design/build construction firm based in Oconomowoc, Wisconsin. Rear Admiral, Reserve deputy and chief of staff, U.S. Pacific Fleet, U.S. Navy Reserve. Director of ProHealth Care, Inc., of Waukesha, Wisconsin.

John M. Shepherd (70)	Director since 2001. Chairman and chief executive officer of The Shepherd Chemical Company, based in the Cincinnati area.
Douglas S. Skidmore (43)

Director since 2004. Chief executive officer (since 2003), president and director of Skidmore Sales & Distributing Company, Inc., a family-owned, full-service distributor and broker of quality industrial food ingredients, based in the Cincinnati area. Managing partner, Mustang Real Estate Holdings, LLC.

* John J. Schiff, Jr., and Thomas R. Schiff are brothers.

Information Regarding the Board of Directors

Director Compensation

Cincinnati Financial Corporation directors are compensated solely for their attendance at meetings; there is no retainer. Non-employee directors of the company are paid a fee of $4,500 for attendance at each board meeting and $1,500 for attendance at each committee meeting and each subsidiary board and committee meeting, with fees for all meetings in any one day not to exceed $6,000. They also are reimbursed for actual travel expenses incurred in attending meetings.

Non-Employee Director Compensation 2005
Name	Total ($)	Fees earned or paid in cash ($)	Stock Awards ($)	All Other Compensation ($)
William F. Bahl	150,232	87,000	59,966	3,266 (1)
Michael Brown	82,476	30,000	50,995	1,481 (2)
Dirk J. Debbink	77,685	36,000	38,976	2,709 (3)
Kenneth C. Lichtendahl	100,087	43,500	50,995	5,592 (4)
W. Rodney McMullen	135,082	73,500	59,966	1,616 (5)
Gretchen W. Price	91,234	42,000	47,990	1,244 (6)
Thomas R. Schiff	126,586	64,500	59,966	2,120 (7)
John M. Shepherd	81,381	33,000	46,488	1,893 (8)
Douglas S. Skidmore	84,858	39,000	40,478	5,380 (9)
John F. Steele, Jr.	30,843	25,500	–	5,343 (10)
Larry R. Webb	112,732	48,000	58,463	7,172 (11)
E. Anthony Woods	146,247	81,000	59,966	5,281 (12)

(1)

Includes premiums paid for life and personal umbrella policies in the amounts of $275 and $2,991, respectively.

(2)

Includes premiums paid for life and personal umbrella policies in the amounts of $275 and $1,206, respectively.

(3)

Includes premiums paid for life and personal umbrella policies in the amounts of $275 and $2,434, respectively.

(4)

Includes premiums paid for life and personal umbrella policies in the amounts of $102 and $1,490, respectively; $4,000 for expenses associated with spouse travel to company’s annual incentive meeting for agents.

(5)

Includes premiums paid for life and personal umbrella policies in the amounts of $275 and $1,341, respectively.

(6)

Includes premiums paid for life and personal umbrella policies in the amounts of $102 and $1,142, respectively.

(7)

Includes premiums paid for life and personal umbrella policies in the amounts of $275 and $1,845, respectively.

(8)

Includes premiums paid for life and personal umbrella policies in the amounts of $102 and $1,791, respectively.

(9)

Includes premiums paid for life and personal umbrella policies in the amounts of $275 and $1,105, respectively; $4,000 for expenses associated with spouse travel to company’s annual incentive meeting for agents.

(10)

Includes premiums paid for life and personal umbrella policies in the amounts of $275 and $1,068, respectively; $4,000 for expenses associated with spouse travel to company’s annual incentive meeting for agents.

(11)

Includes premiums paid for life and personal umbrella policies in the amounts of $275 and $1,994, respectively; $4,000 for expenses associated with spouse travel to company’s annual incentive meeting for agents and $903 for catering service.

(12)

Includes premiums paid for life and personal umbrella policies in the amounts of $102 and $1,179, respectively; $4,000 for expenses associated with spouse travel to company’s annual incentive meeting for agents.

In 2003, the company’s board of directors adopted the 2003 Non-Employee Directors’ Stock Plan. The purpose of this shareholder-approved plan is to enable Cincinnati Financial Corporation to attract and retain the services of experienced and knowledgeable non-employee directors and to strengthen the alignment of interests between non-employee directors and the shareholders of the company through the increased ownership of shares of the company’s common stock. This is accomplished by granting directors shares of common stock as a part of their annual compensation.

Under the plan, directors receive shares with a fair market value on the date of grant equal to the cash director’s fees received by such directors during the prior calendar year. The plan limits the annual value of any grant to an individual director to a maximum of $60,000. Since the stock plan was adopted, a total of 55,749 shares, or less than one-tenth of one percent of the outstanding shares of common stock, have been issued to non-employee directors under the plan.

Meetings of the Board of Directors

Board members are encouraged to attend the Annual Meeting of Shareholders, all meetings of the board and the meetings of committees of which they are a member. The annual meeting of directors is held immediately following the annual shareholders’ meeting at the same location. In April 2005, all of the company’s 14 directors attended the Annual Meeting of Shareholders. The board of directors of the company met five times and the executive committee of the board met five times during the previous fiscal year. All directors attended at least 75 percent of the board and committee meetings of which they are members.

Corporate Governance

On February 2, 2006, the board of directors re-adopted the Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers, Code of Conduct and charters for the audit, compensation, executive and nominating committees of the board that were effective April 24, 2004. The guidelines, codes and charters are available on our Web site at www.cinfin.com.

Shareholders may direct a communication to board members by sending it to the attention of the secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the secretary will be forwarded to directors. Nonetheless, the board welcomes shareholder communication and has instructed the secretary of the company to use reasonable criteria to determine whether or not correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded under most circumstances. However, exceptions may occur, and the board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or investment accounts) where there may be privacy concerns or other issues.

In some circumstances, the board anticipates that management would provide the board or board member with summary information regarding correspondence.

Board Composition and Director Independence

Each year, based on all relevant facts and circumstances, the board determines which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with the company, either directly or indirectly as a partner, other than a limited partner, controlling shareholder or executive officer of another organization that has a relationship with the company that could affect the director’s ability to exercise independent judgment. Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of Nasdaq. The board has determined that these directors and nominees meet the applicable criteria for independence in 2006: William F. Bahl, Dirk J. Debbink, Kenneth C. Lichtendahl, W. Rodney McMullen, Gretchen W. Price, John M. Shepherd, Douglas S. Skidmore, John F. Steele, Jr. and E. Anthony Woods. Following the re-election of the directors included in this proxy, a majority (nine) of the 14 directors would meet the applicable criteria for independence under the listing standards of Nasdaq.

Consideration of Director Nominees

The nominating committee considers many factors when determining the eligibility of candidates for nomination as director. The committee’s goal is to nominate candidates who contribute to the board’s overall effectiveness in meeting its mission. The committee is charged with identifying nominees with certain characteristics:

•

Demonstrated character and integrity

•

An ability to work with others

•

Sufficient time to devote to the affairs of the company

•

Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy

The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the Corporate Governance Guidelines that might preclude nomination or re-nomination.

In particular, the nominating committee seeks to support the company’s unique, agent-centered business model. The committee believes that the board should include a variety of individuals, serving alongside independent insurance agents who bring a special knowledge of policyholders and agents in the communities where the company does business.

Potential board nominees generally are identified by referral. The nominating committee follows a five-part process to evaluate nominees for director. The committee first performs initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the established criteria and, as the committee believes is appropriate, discussing the potential candidates with the individual or individuals making the referrals. Second, for candidates who qualify for additional consideration, the committee interviews the potential nominees as to their background, interests and potential commitment to the company and its operating philosophy. Third, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Fourth, the committee may ask other members of the board for their input.

Finally, the committee develops a list of nominees who exhibit the characteristics desired of directors and satisfy the needs of the board. There have been no vacancies on the board since the last Annual Meeting of Shareholders.

The company is required to disclose that the nominating committee considers qualified candidates referred by shareholders for nomination as director. Information about such a candidate should be provided in writing to the secretary of the company, giving the candidate’s name, biographical data and qualifications, emphasizing the characteristics set forth in the company’s Corporate Governance Guidelines available on the company’s Web site at www.cinfin.com. Preferably, any such referral would contain sufficient information to enable the committee to preliminarily screen the referred candidate for the needs of the board, if any, in accounting and finance, business judgment, management, industry knowledge, leadership, and also the board’s independence requirements. Such information should be provided by August 1 to receive appropriate consideration for the annual meeting held in the following year. The nominating committee does not differentiate among candidates based on the source of the nomination. Since the 2005 annual shareholders’ meeting, no fees were paid to any third party to identify, evaluate, or assist in identifying and evaluating, potential nominees.

Standing Committees of the Board of Directors

The board of directors has five standing committees. Current committee assignments are noted below. The board of directors will review committee assignments at its meeting on May 6, 2006. Charters for the audit, compensation, executive and nominating committees are available on the company’s Web site at www.cinfin.com.

Audit Committee – The purpose of the audit committee is to oversee the process of accounting and financial reporting of the company and the audits and financial statements of the company. The committee met 10 times during the last year. The report of the audit committee begins on Page 21.

Six independent directors serve on the audit committee: William F. Bahl, Dirk J. Debbink, Kenneth C. Lichtendahl (chair), Gretchen W. Price, Douglas S. Skidmore and John Steele, Jr. Each of these individuals meets the Nasdaq standards for audit committee member independence. Further, Mr. Bahl and Ms. Price qualify as financial experts according to the SEC definition and meet the standards established by Nasdaq for financial expertise.

Compensation Committee – The compensation committee discharges the responsibility of the board of directors relating to compensation of the company’s directors and officers, including its principal executive officers and its internal audit officer. The committee also administers the company’s stock option and performance-based compensation plans. The committee met four times during the last year. The report of the compensation committee begins on Page 15.

Four independent directors serve on the compensation committee: Kenneth C. Lichtendahl, W. Rodney McMullen (chair), Gretchen W. Price and E. Anthony Woods. Lawrence H. Rogers II, a former director, serves as an adviser to the committee.

Executive Committee – The purpose of the executive committee is to exercise the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. The committee met five times during the last year.

Six directors serve on the executive committee: William F. Bahl, James E. Benoski, Michael Brown, John J. Schiff, Jr. (chair), John M. Shepherd and Larry R. Webb. Independence requirements do not apply to the executive committee.

Investment Committee – The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. The committee met 10 times during the last year.

Six directors serve on the investment committee: William F. Bahl, James E. Benoski, W. Rodney McMullen, John J. Schiff, Jr. (chair), Thomas R. Schiff and E. Anthony Woods. Richard M. Burridge, CFA, a former director, serves as an adviser to the committee. Independence requirements do not apply to the investment committee.

Nominating Committee – The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee oversees compliance with the corporate governance policies for the company. The committee met three times during the last year.

Three independent directors serve on the nominating committee: William F. Bahl (chair), Kenneth C. Lichtendahl and John M. Shepherd.

Certain Relationships and Transactions

The audit committee pre-approves all related-party transactions, as defined by Item 404 of Regulation S-K. A portion of the reported transactions relate to members of the company’s board of directors who are associated with independent insurance agencies that market the company’s insurance products. These agencies are paid according to the same commission schedule and have the same agency contract with the company’s insurance affiliates as other agencies appointed in the same state. Each of the agencies has associates and producers who are not directors or executive officers of the company’s insurance affiliates. Participation in a premium incentive loan program has been offered to agencies as a production incentive, and automobile finance leases have been made in the ordinary course of business to credit-worthy agencies of the company’s insurance affiliates. In the past, loans to the foregoing agencies were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and leases to other agencies. After adoption of the Sarbanes-Oxley Act of 2002, agencies associated with the company’s directors no longer participate in these loan programs, and any existing loans were frozen and are being paid off according to their terms.

Other reported related-party transactions primarily consist of business transactions involving the purchase of insurance by directors or their affiliated companies or organizations. Premiums for the insurance purchased were determined using underwriting guidelines in effect at the time of policy issuance and applicable to other policyholders with substantially similar risk characteristics purchasing comparable insurance coverage.

William F. Bahl is a director of Cincinnati Financial Corporation.  During the year ended December 31, 2005, Mr. Bahl purchased property, casualty and life insurance from the company’s insurance affiliates for premiums totaling $82,107.

Michael Brown is a director of Cincinnati Financial Corporation and a director and president of Cincinnati Bengals, Inc. During the year ended December 31, 2005, Mr. Brown purchased property, casualty and life insurance from the company’s insurance subsidiaries for premiums totaling $65,824. Cincinnati Bengals, Inc. purchased property and casualty insurance from the company’s insurance subsidiaries for premiums totaling $564,303. Cincinnati Financial Corporation and its subsidiaries made payments to Cincinnati Bengals, Inc. for tickets and suite rental in the amount of $220,009.

Dirk J. Debbink is a director of Cincinnati Financial Corporation and president of MSI General Corporation. During the year ended December 31, 2005, MSI General Corporation purchased property, casualty and life insurance from the company’s insurance subsidiaries for premiums totaling $136,226.

John J. Schiff, Jr. is chairman of the board, president, and chief executive officer of Cincinnati Financial Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; chairman and chief executive officer of The Cincinnati Casualty Company, chief executive officer and a director of The Cincinnati Life Insurance Company, and a director of CFC Investment Company. During the year ended

December 31, 2005, Mr. J. Schiff purchased property, casualty and life insurance from the company’s insurance subsidiaries for premiums totaling $69,582.

John J. Schiff, Jr. and Thomas R. Schiff, also a director of Cincinnati Financial Corporation, are principal owners and directors of John J. & Thomas R. Schiff & Co., Inc., an insurance agency that represents a number of insurance companies, including the company’s insurance subsidiaries. During the year ended December 31, 2005, the company’s insurance subsidiaries paid John J. & Thomas R. Schiff & Co., Inc. commissions of $5,362,997. The company also purchased various insurance policies through John J. & Thomas R. Schiff & Co., Inc. for premiums totaling $1,148,315. John J. & Thomas R. Schiff & Co., Inc. purchased group health coverage from one of the company’s insurance subsidiaries for a premium of $119,032 and paid rent to the company in the amount of $105,454 for office space located in the headquarters building.

John M. Shepherd is a director of Cincinnati Financial Corporation and chairman, chief executive officer and a principal owner of The Shepherd Chemical Company. The Shepherd Chemical Company and its subsidiary and affiliated entities purchased property and casualty insurance from the company’s insurance subsidiaries for premiums totaling $677,990.

Douglas S. Skidmore is a director of Cincinnati Financial Corporation and director, chief executive officer and president of Skidmore Sales & Distributing Company, Inc. During the year ended December 31, 2005, Skidmore Sales & Distributing Company, Inc. purchased property, casualty and life insurance from the company’s insurance subsidiaries for premiums totaling $82,888.

Larry R. Webb is a director of Cincinnati Financial Corporation and president, director and a principal owner of Webb Insurance Agency, Inc., an insurance agency that represents a number of insurance companies, including the company’s insurance subsidiaries. During the year ended December 31, 2005, the company’s insurance subsidiaries paid Webb Insurance Agency, Inc. commissions of $869,920. During 2005, Webb Insurance Agency, Inc. also participated in the premium incentive loan program through a loan secured prior to 2003 through CFC Investment Company in the principal amount of $250,000 at 9.25 percent. The balance at December 31, 2005, was $50,072.

E. Anthony Woods is a director of Cincinnati Financial Corporation. During the year ended December 31, 2005, Mr. Woods purchased property, casualty and life insurance from the company’s insurance subsidiaries for premiums totaling $84,103.

Certain executive officers have immediate family members who are employed by a subsidiary of the company and earned over $60,000 in 2005. The compensation of each such family member was established by the company in accordance with its employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions. None of the executive officers has a material interest in the employment relationships nor do any of them share a home with these associates. None of them is an executive officer of the company. A son of Mr. McCurdy is a senior regional director in the Sales & Marketing department with 13 years of underwriting and marketing experience with the company. He recently was transferred to and now manages the Southern Tennessee, Northern Georgia field marketing territory. A son of Mr. Plum is a senior regional director in the Sales & Marketing department with 12 years of underwriting and marketing experience with the company and currently manages the field marketing territory in Northeast Illinois. A son-in-law of Mr. Plum is a senior underwriting manager in the Commercial Lines department at headquarters with 18 years of underwriting and marketing experience with the company. A brother of Mr. Timmel is a secretary of the company’s property casualty insurance subsidiaries and manager of workers’ compensation claims in the Headquarters Claims department with 28 years of experience in both the Field Claims and Headquarters Claims departments. Compensation earned by these associates in 2005 was $89,611; $109,714; and $88,448; $123,727, respectively, including cost of living adjustments and compensation related to relocation expenses in connection with the company-initiated transfer. Options granted to these associates in 2005 were 788; 788; 315; and 1,050, respectively, adjusted for stock dividends. Similar to options granted to other associates, all options were granted in January 2005 at fair market value.

Compensation Committee Interlocks and Insider Participation

In 2005, the compensation committee members were Kenneth C. Lichtendahl, W. Rodney McMullen (chair), Gretchen W. Price and E. Anthony Woods. Lawrence H. Rogers II, a former director, serves as an adviser to the committee. No executive officer of the company serves on the board of directors or compensation committee of any entity that compensates any member of the compensation committee.

In 2005, Michael Brown was a director of Cincinnati Financial Corporation and a director and president of Cincinnati Bengals, Inc. and John J. Schiff, Jr. was the chairman, president and chief executive officer of Cincinnati Financial Corporation and a director of Cincinnati Bengals, Inc. Cincinnati Bengals, Inc. has no compensation committee. Rather, the board determines the compensation for Mr. Brown. During the year ended December 31, 2005, Mr. Brown purchased property, casualty and life insurance from the company’s insurance subsidiaries for premiums totaling $65,824. Cincinnati Financial Corporation and its subsidiaries paid Cincinnati Bengals, Inc. for tickets and suite rental in the amount of $220,009. Mr. J. Schiff paid Cincinnati Bengals, Inc. for tickets, suite rental and security deposit in the amount of $210,381

Report of the Compensation Committee

The compensation committee of the board of directors consists entirely of independent outside directors. We are responsible for establishing and implementing the compensation policy for the company’s principal executive officers and internal auditor. This report discusses that policy and the compensation paid for calendar year 2005. For further information regarding our responsibilities, please see the compensation committee charter, which can be found on the company’s Web site.

The goal of the company’s compensation program is to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value. The major components of compensation are the same for executives and other associates. They include a base salary, an annual bonus, stock option grants, retirement benefits and certain non-cash benefits. As part of our duties, we establish the salary, cash bonus and option components for the executive officers named in the Summary Compensation Table, including the company’s Chief Executive Officer John J. Schiff, Jr. These components are substantially all of the compensation paid annually to the named executive officers. We do not control components of compensation imputed to associates attributable to certain non-cash benefits. We believe that the total compensation paid to the named executive officers, giving effect to all of its components, is reasonable.

The first component of compensation we control is base salary. Base salaries of the principal executive officers and the company’s internal auditor are determined according to the responsibilities of their positions and their respective skills and experience. Those salaries are reviewed annually and, in adjusting salary levels, we consider changes in general economic conditions and changes in salaries paid by certain other property, casualty or multi-line insurance companies. That peer group includes some of the property casualty insurance companies in the Standard & Poor’s Composite 1500 Property & Casualty Insurance Index, the performance of which is shown in the total return analysis (see Page 4 of this proxy statement). We also seek input from the company’s chief executive officer in setting salaries for executives other than Mr. Schiff.

The second component of compensation we control is payment of a cash bonus, which is influenced by the company’s performance during the year. Performance is measured not only by net income, which is directly affected by the impact of weather on the profits of the company’s property casualty insurance subsidiaries, but also by a review of factors such as stock price, premium volume, total expenses, combined ratios of the insurance subsidiaries and ratings issued by leading insurance company rating agencies. Bonuses are established at the end of each year and do not reflect the application of any precise formula to the performance indicators listed. Because of the impact that weather has on the financial indicators reviewed, we do not feel that the application of a formulaic system of determining bonuses is appropriate.

The third component of compensation we control is stock option grants. It is the company’s longstanding policy to strongly encourage stock ownership by all associates, not only the principal executive officers. We believe that the use of stock options as part of the compensation program supports the achievement of the company’s long-term objective of creating shareholder value, further aligns executive and shareholder interests and promotes executive stock ownership. We are firmly committed to the company’s philosophy of encouraging stock ownership among all associates. In 2005, option grants to the 13 executive officers of the company represented approximately 19 percent of all option grants during the year.

In granting options to executives, we intend not only to reward them for service to the company, but also to provide incentive for individual option holders to remain in the employ of the company. Option grants for the executive officers are reviewed each year. In determining the options to be granted, we review grants by the company’s peers with the objective of providing the opportunity for competitive long-term compensation.

Total compensation awarded by us to Mr. Schiff in 2005 was $1,131,641. The $705,440 salary for Mr. Schiff in 2005 results from a base salary established in September 2004, and increased in November 2005 and is consistent with compensation paid by the company’s peers. Mr. Schiff’s base salary rose 4.8 percent in 2005, equal to the increase in the company’s overall salary pool. Mr. Schiff’s 2005 bonus of $426,201 was based on the same criteria used in granting bonus awards to other executive officers. We believe Mr. Schiff’s leadership made an important contribution to another year of outstanding performance in spite of catastrophic hurricanes that struck the Gulf coast in 2005 and to the company’s rapid response and assistance to affected policyholders. His personal involvement in maintaining and improving relationships with the company’s independent insurance agents is reflected in the continued growth in the company’s earned premiums and improvement in the combined ratio, both of which outperformed industry averages. In January 2005, Mr. Schiff received a stock option grant for 60,000 shares of the company’s stock, with an exercise price of $43.71 per share, which will vest in equal portions on the first, second and third anniversaries of the date of grant. The exercise price is defined under the relevant stock option plan to be equivalent to the fair market price per share of the company’s stock on the date of grant. (When adjusted for the five percent stock dividend paid April 26, 2005, the grant was for 63,000 option shares with an exercise price of $41.62 per share.)

In addition to compensation we awarded, Mr. Schiff received non-cash compensation totaling $17,599 consisting of: premiums paid for various life and personal umbrella liability insurance policies in the amount of $11,543; $4,000 for the travel and meals associated with spouse attendance at the company’s annual incentive meeting for agents; and $2,056 for annual club dues.

Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1 million paid to the executive officers named in the Summary Compensation Table. For the first time since his election in 1999, the salary and bonus of Mr. Schiff exceeded $1 million. As a result, all cash, equity compensation and certain imputed income awarded by us to the named executive officers in 2005 was deductible except approximately $143,184 of the bonus for Mr. Schiff, which caused his total compensation to exceed $1 million. In keeping with our policy to maximize the deductibility of bonus payments, we have recommended the adoption of the Cincinnati Financial Corporation Incentive Compensation Plan which will be considered at this year’s Annual Meeting of Shareholders (see Page 30 of this proxy statement).

Submitted by the compensation committee:
Kenneth C. Lichtendahl, W. Rodney McMullen (chair), Gretchen W. Price and E. Anthony Woods

Executive Compensation Summary

The following table summarizes the compensation of the company’s chief executive officer and the four most highly compensated executive officers for each of the last three years:

Summary Compensation Table (1)
		Annual Compensation (2)		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	Other Compensation(3) ($)
John J. Schiff, Jr., CPCU President and Chief Executive Officer Cincinnati Financial Corporation	2005 2004 2003	705,440 673,314 645,865	426,201 325,438 287,912	63,000 52,500 52,500	17,599(4) n/a n/a
James E. Benoski Chief Insurance Officer Cincinnati Financial Corporation	2005 2004 2003	388,412 356,637 340,941	361,514 297,938 250,412	63,000 52,500 52,500	22,699(5) n/a n/a
Jacob F. Scherer, Jr. Senior Vice President The Cincinnati Insurance Company	2005 2004 2003	325,841 308,451 286,852	320,551 259,832 221,109	21,000 15,750 15,750	21,996(6) n/a n/a
Kenneth W. Stecher Chief Financial Officer and Senior Vice President, Secretary, Treasurer Cincinnati Financial Corporation	2005 2004 2003	367,668 329,501 312,629	267,134 200,143 140,117	21,000 15,750 15,750	15,807(7) n/a n/a
Thomas A. Joseph, CPCU Senior Vice President The Cincinnati Insurance Company	2005 2004 2003	307,752 288,550 270,053	226,522 185,620 142,166	21,000 15,750 15,750	14,922(8) n/a n/a

(1)

Option shares awarded have been adjusted to reflect the 5 percent stock dividends paid April 26, 2005, and June 15, 2004.

(2)

Pursuant to SEC rules, the column “Other Annual Compensation” is omitted because, in all cases, the amounts were less than the minimum required to be reported.

(3)

The company has no required disclosure under current SEC rules; however, it is providing voluntary disclosure for 2005. For 2003 and 2004 “n/a” indicates no disclosure.

(4)

Includes premiums paid for group life, officer life and personal umbrella insurance policies in the amounts of $9,108, $1,019 and $1,416, respectively; $4,000 for the travel and meals associated with spouse attendance at the company’s annual incentive meeting for agents; and $2,056 for annual business club dues.

(5)

Includes premiums paid for group life, officer life and personal umbrella insurance policies in the amounts of $11,077, $2,191 and $1,309, respectively; $4,000 for expenses associated with spouse travel to company’s annual incentive meeting for agents; $3,822 for use of company car; $300 safe driver award.

(6)

Includes premiums paid for group life, officer life and personal umbrella insurance policies in the amounts of $1,661, $1,213 and $1,160, respectively; $4,000 for expenses associated with spouse travel to company’s annual incentive meeting for agents; $5,762 annual business club dues; and $5,272 for use of company car; $2,628 executive tax services, $300 safe driver award.

(7)

Includes premiums paid for group life, officer life and personal umbrella insurance policies in the amounts of $3,536, $1,438 and $1,185, respectively; $4,000 for expenses associated with spouse travel to company’s annual incentive meeting for agents; $4,742 for use of company car; $263 for executive tax services; $343 for executive health examination; $300 safe driver award.

(8)

Includes premiums paid for group life, officer life and personal umbrella insurance policies in the amounts of $1,561, $850 and $1,738, respectively; $4,000 for expenses associated with spouse travel to company’s annual incentive meeting for agents; $1,925 for use of company car; $4,205 executive tax services; $343 for executive health examination; $300 safe driver award.

Stock Option Plans

The following table contains information concerning grants of options to purchase the company’s common stock that were made to each of the named executive officers in 2005:

Option Grants in Last Fiscal Year (1)
Name	Number of Securities Underlying Options Granted (#) (2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh.) (3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
					5% ($)	10% ($)
John J. Schiff, Jr.	63,000	4.2	41.62	01/25/2015	1,648,999	4,178,888
James E. Benoski	63,000	4.2	41.62	01/25/2015	1,648,999	4,178,888
Jacob F. Scherer, Jr.	21,000	1.4	41.62	01/25/2015	549,666	1,392,963
Kenneth W. Stecher	21,000	1.4	41.62	01/25/2015	549,666	1,392,963
Thomas A. Joseph	21,000	1.4	41.62	01/25/2015	549,666	1,392,963

(1)

Option shares awarded have been adjusted to reflect the 5 percent stock dividend paid April 26, 2005.

(2)

Options were granted on January 25, 2005. One-third of each option became exercisable on the first anniversary of grant in 2006, an additional one-third becomes exercisable on the second anniversary in 2007 and the remainder on the third anniversary in 2008, so long as employment continues with the company or its subsidiaries. There are no stock appreciation rights, performance units or other instruments granted in tandem with these options, nor are there any re-load provisions, tax reimbursement features or performance-based conditions to exercisability.

(3)

The option exercise price is 100 percent of the Nasdaq National Market’s closing price for the company’s stock on the day prior to the date of grant.

(4)

The assumed annual rates of stock price appreciation are prescribed in the proxy rules of the SEC and should not be construed as a forecast of future appreciation in the market price for the company’s common stock.

The following table contains information for each of the named executive officers concerning the exercise of options during 2005 and the value of unexercised options for the company’s common stock at year-end 2005:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John J. Schiff, Jr.	–	–	463,051	118,125	4,918,666	633,596
James E. Benoski	3,631	43,911	225,525	118,125	2,716,563	633,596
Jacob F. Scherer, Jr.	3,649	101,588	146,803	37,538	2,222,609	196,511
Kenneth W. Stecher	3,525	92,003	86,876	37,538	1,113,653	196,511
Thomas A. Joseph	11,169	267,833	85,304	37,538	1,139,256	196,511

(1)

Option shares awarded have been adjusted to reflect the 5 percent stock dividends paid April 26, 2005, and June 15, 2004.

Pension Plan

The following table sets forth the estimated annual benefits payable from the company’s qualified non-contributory pension plan under various assumptions as to the associate’s compensation level and years of service:

Qualified Pension Plan
Years of Service on December 31, 2005
Average Annual Earnings	15	20	25	30	35	40
$250,000	$25,515	$36,855	$48,195	$59,535	$70,875	$82,215
200,000	25,380	36,660	47,940	59,220	70,500	81,780
150,000	20,250	29,250	38,250	47,250	56,250	65,250
100,000	13,838	19,998	26,138	32,288	38,438	44,588
75,000	12,150	17,550	22,950	28,350	33,750	39,150
50,000	10,463	15,113	19,763	24,413	29,063	33,713

All individuals listed in the Summary Compensation Table are participants in the plan. For purposes of computing retirement benefits under the plan, for the individuals listed in the Summary Compensation Table, earnings for any given year as defined by the plan is the base rate of salary in effect on the last day of the plan year, subject to maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code. This differs from salary as shown in the Summary Compensation Table. The annual earnings for 2005 qualifying under the qualified plan for each individual are $210,000. The years of service as of December 31, 2005, under the plan for those individuals are as follows: Mr. Benoski, 34 years, Mr. Joseph, 29 years, Mr. Scherer, 22 years, Mr. J. Schiff, Jr., 20 years; and; Mr. Stecher, 38 years.

The normal retirement pension is computed as a single life annuity. The annual payment is the greater of two calculated amounts.

The first calculated amount is the sum of:

1.

0.0045 percent per year of the associate’s highest five-year average earnings for the first 15 years of service, plus

2.

0.0135 percent per year of the associate’s highest five-year average earnings up to $35,000 for the first 15 years of service, plus the sum of:

a.

0.006 percent per year of the associate’s highest five-year average earnings for years 16 through 40, plus

b.

0.018 percent of the associate’s five-year average earnings up to $35,000 for years 16 through 40.

The second calculated amount is the sum of:

1.

0.009 percent per year of the associate’s highest five-year average earnings for the first 15 years of service, plus

2.

0.012 percent per year of the associate’s highest five-year average earnings for years 16 through 40.

Vesting is 100 percent after five years of service and there are no deductions for Social Security or other offset amounts.

Supplemental Retirement Plan

Effective January 1, 1989, the company adopted a nonqualified, noncontributory Supplemental Retirement Plan for the benefit of 37 higher-paid associates whose projected retirement pension was reduced as a result of the amendment to the company’s qualified plan. The supplemental plan was designed to replace the pension benefit lost by those associates.

Supplemental Retirement Plan
Years of Service on December 31, 2005
Average Annual Earnings	15	25	35	45
$850,000	$128,541	$210,085	$293,060	$387,670
750,000	109,791	178,835	249,310	331,420
650,000	91,041	147,585	205,560	275,170
550,000	72,291	116,335	161,810	218,920
450,000	53,541	85,085	118,060	162,670
350,000	34,791	53,835	74,310	106,420
250,000	16,041	22,585	30,560	50,170
150,000	2,556	1,280	1,435	10,885

This plan is integrated with Social Security and a normal retirement pension is the sum of 0.0075 percent of the associate’s highest five-year average annual earnings below the integration level plus 0.0125 percent of the associate’s highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service. The integration level is equal to the average of the integration levels for the period of the associate’s employment, using wages paid, with a maximum of $6,000, for years beginning prior to 1976 and wages subject to Social Security tax for all years after 1975. The retirement benefit paid pursuant to the supplemental plan is the difference between the amount computed by the above formula and the amount payable from the qualified plan.

Effective January 1, 2000, the corporation transferred the accrued benefit amount of each plan member to the Qualified Retirement Plan as an additional special benefit, to be paid from the qualified plan. As of January 1, 2000, there were 12 associates entitled to a benefit from the Supplemental Retirement Plan. Any additional benefit amounts accrued from the Supplemental Retirement Plan after January 1, 2000, are to be paid from the Supplemental Retirement Plan.

Of the individuals listed in the Summary Compensation Table, only James E. Benoski and John J. Schiff, Jr., are participants in the plan. For purposes of determining benefits under the Supplemental Retirement Plan, annual earnings are defined as the base rate of salary in effect on the last day of the plan year. This differs from salary under the Summary Compensation Table. The annual earnings for 2005 as defined in the plan and the years of service as of December 31, 2005, for those individuals are as follows: Mr. Benoski, $429,363 and 34 years; and Mr. J. Schiff, Jr., $775,000 and 20 years.

Equity Compensation Plan Information

The company’s equity compensation plans are summarized as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights at December 31, 2005 (1)	Weighted-average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a)) at December 31, 2005 (1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	10,588,760	33.70	12,831,443
Equity compensation plans not approved by security holders	n/a	n/a	n/a (2)
Total	10,588,760	33.70	12,831,443

(1)

Option shares awarded have been adjusted to reflect the 5 percent stock dividends paid April 26, 2005, and June 15, 2004.

(2)

If shareholders approve the proposal for the Cincinnati Financial Corporation 2006 Stock Compensation Plan (2006 Plan), Stock Option Plan VIII will be canceled and the 10 million shares approved by shareholders for that plan will become the shares available for issuance under the 2006 Plan.

n/a

Not applicable

Report of the Audit Committee

The audit committee is responsible for monitoring the integrity of the company’s consolidated financial statements, the company’s system of internal controls, the qualifications and independence of the company’s independent registered accounting firm, the performance of the company’s internal audit department and independent registered accounting firm and the company’s compliance with certain legal and regulatory requirements. The committee has sole authority and responsibility to select, determine the compensation of, and evaluate the company’s independent registered accounting firm. The committee has six independent directors and operates under a written charter adopted by the board. The board has determined that each committee member is independent under the standards of director independence established by the Nasdaq listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America and for attesting to management’s report on the company’s internal control over financial reporting. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting. The committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm.

The committee held 10 meetings during the fiscal year ending December 31, 2005. These meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditors and the company’s independent registered public accounting firm, Deloitte & Touche LLP. The committee discussed with the company’s internal auditors and Deloitte & Touche LLP the overall scope and plans for their respective audits. It met with the internal auditors and Deloitte & Touche LLP, with and without management present, to discuss the results of their examination and their evaluations of the company’s internal controls.

The committee reviewed and discussed the company’s progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing

Standard No. 2 regarding the audit of internal controls over financial reporting. The committee also performed a self-evaluation of its charter, policies and procedures as a part of the company’s Section 404 internal control auditing activities.

The committee reviewed and approved the audited consolidated financial statements for the fiscal year ended December 31, 2005, and the unaudited interim financial statements for the first three quarters of 2005, with management, the internal auditors and Deloitte & Touche LLP. The committee also discussed with management, the internal auditors and Deloitte & Touche LLP the process used to support certifications by the company’s chief executive officer and chief financial officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the SEC and the processes used to support management’s annual report on the company’s internal controls over financial reporting.

The committee also discussed with Deloitte & Touche LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Deloitte & Touche LLP also provided written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and represented that it was independent from the company. The committee discussed with Deloitte & Touche LLP their independence from the company. When considering Deloitte & Touche LLP’s independence, the committee considered if services they provided to the company beyond those rendered in connection with their audit of the company’s consolidated financial statements, reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and the attestation of management’s report on internal control over financial reporting were compatible with maintaining their independence. The committee also reviewed, among other things, the audit and audit-related tax services performed by, and the amount of fees paid for such services, to Deloitte & Touche LLP. The committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on the above-mentioned review and these meetings, discussions and reports, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to the board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2005, be included in the company’s Annual Report on Form 10-K. The committee also selected Deloitte & Touche LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2006, and is presenting the selection to the shareholders for ratification.

Submitted by the audit committee:
William F. Bahl, Dirk J. Debbink, Kenneth C. Lichtendahl, Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr.

Fees Billed by the Independent Registered Public Accounting Firm

The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the fiscal year ended December 31, 2005.

	Twelve Months Ended December 31,
	2005	2004
Audit Fees	$ 2,150,000	$ 2,253,000(1)
Audit-related Fees	386,250	375,170
Tax Fees	123,609	403,575
Subtotal	$ 2,659,859	$ 3,031,745
All Other Fees	–	60,943
Deloitte & Touche LLP Total Fees	$ 2,659,859	$ 3,092,688

(1)

2004 Audit Fees previously presented have been adjusted to include $250,000 paid in 2005 related to 2004 Sarbanes-Oxley procedures.

Services Provided by the Independent Registered Public Accounting Firm

All services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations. In 2004 and 2005, all services rendered by the independent registered accounting firm were pre-approved by the audit committee, and no fees were charged pursuant to the de minimus safe harbor exception to the pre-approval requirement described in the audit committee charter.

Under the pre-approval policy, the audit committee pre-approves specific services related to the primary service categories of audit services, audit related services, tax services, and other services. A “one-time” pre-approval dollar limit for specified services related to a specific primary category is established for the audit period. Examples of pre-approved non-audit services specified under the policy include: financial and tax due diligence, benefit plan audits, American Institute of Certified Public Accountants (AICPA) agreed-upon procedures, CFA Institute audits, security and privacy control-related assessments, technology control assessments, technology quality assurance, financial reporting control assessments, enterprise security architecture assessment, accounting consultations and audits in connection with acquisitions, tax planning and support, tax controversy assistance (IRS examinations), sales tax and lease compliance, employee benefit tax, tax compliance and support, tax research, tax planning and return preparation for company executives, corporate finance modeling assistance, allowable actuarial reviews and assistance, business risk management support and merger integration.

Engagements for services falling below the dollar threshold approved for specified services may be entered into with the consent of the chief financial officer. The committee must individually approve engagements for permissible services not included in the pre-approval list or that exceed the dollar threshold established for such services. All engagements are periodically reported to the audit committee. Pursuant to the rules of the SEC, the fees billed by the independent registered public accounting firm for services are disclosed in the table above.

Audit Fees – These are fees for professional services performed by the independent registered public accounting firm for the audit of the company’s annual financial statements; audit of management’s assessment of internal control over financial reporting; review of financial statements included in the company’s Form 10-K and Form 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related Fees – These are fees for assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of the company’s financial statements. These services include: employee benefit and compensation plan audits; CFA Institute certifications; and information systems expense reviews.

Tax Fees – These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance, tax advice and tax planning. These services include: review of tax returns for the company; tax research and planning; tax audit assistance and tax work stemming from audit-related items. These services do not include any tax shelter work.

All Other Fees – These are fees for other permissible work performed by the independent registered public accounting firm in categories other than the above.

Proposal to Ratify Appointment of the Independent Registered Public Accounting Firm

The audit committee has appointed the firm of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2006.

Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this appointment and to seriously consider shareholder opinion on this issue.

Representatives from Deloitte & Touche LLP, which also served as the company’s independent registered public accounting firm for the last calendar year, will be present at the 2006 Annual Meeting of Shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

To ratify the appointment of Deloitte & Touche LLP, a majority of votes cast at the meeting must be voted FOR the proposal.

The board of directors recommends a vote FOR the proposal to ratify appointment of the independent registered public accounting firm.

Proposal to Adopt Cincinnati Financial Corporation Incentive Compensation Plan

Purpose

The board of directors of the company has approved and recommends shareholder approval of the proposal to adopt the Cincinnati Financial Corporation Incentive Compensation Plan (the plan). The purposes of the plan are to:

•

Link bonus compensation for the president and chief executive officer and the four other most highly compensated officers named in the Summary Compensation table to the company’s achievement of pre-established performance goals.

•

Maximize the company’s federal income tax deduction for the annual cash compensation paid to those executives pursuant to Section 162(m) of the Internal Revenue Code.

Under Internal Revenue Code Section 162(m), the compensation of any one of the five named executive officers, to the extent it exceeds $1 million per year, is a deductible expense by the company only when any amount of compensation exceeding $1 million is based upon the achievement of pre-established performance goals. Approval of this plan would allow the company to maximize its income tax deduction if the bonuses paid under the plan cause total compensation for any participant to exceed $1 million in any calendar year.

Plan Description

Only the five named executive officers are eligible to participate in the plan. Participants are eligible to receive awards under the plan upon achievement by the company and its subsidiaries on a consolidated basis of any two of the following performance goals:

1.

Specified percentage increase (targets to be established annually by the compensation committee) in gross direct written premiums for the calendar year over those for the prior year;

2.

Specified percentage increase (targets to be established annually by the compensation committee) in operating income for the calendar year over that of the prior year, excluding the effects of capital gains and losses, accounting changes and certain natural catastrophes;

3.

Exceeding the median annual percentage increase in earnings per share for the company’s peer group for the calendar year, excluding the effects of capital gains and losses and accounting changes.

The compensation committee sets the performance targets within the first 90 days of the calendar year to which the goals apply. The maximum bonus amount each participant is eligible to receive is $1 million annually, with the actual amount of any bonus set by the compensation committee pursuant to the overall compensation policies of the committee. If more than one person holds the office of president and chief executive officer in any calendar year, the committee may divide any award up to $1 million among those officers.

The board of directors may modify or terminate the plan at any time for any legal purpose. However, shareholder approval of any modifications to material terms of the plan is necessary for the company to retain its federal income tax deduction for compensation paid under this plan.

Summary

For the first time since 1999, total cash compensation awarded by the compensation committee exceeded $1 million in 2005 for one participant, the president and chief executive officer. The compensation committee’s policy is to provide reasonable total compensation that considers responsibilities, performance, economic conditions and peer group benchmarks. At the same time, it is prudent to minimize the company’s tax liability of compensation payments to our executive officers.

To approve the plan, a copy of which is attached as Appendix A, a majority of the shares present or represented by proxy at the meeting and entitled to vote must be voted FOR the proposal.

The board of directors recommends a vote FOR the proposal to adopt the Cincinnati Financial Corporation Incentive Compensation Plan.

Proposal to Adopt Cincinnati Financial Corporation 2006 Stock Compensation Plan

Purpose

The board of directors of the company has approved and recommends shareholder approval of the proposal to adopt Cincinnati Financial Corporation 2006 Stock Compensation Plan. The plan would replace Stock Option Plan VIII, approved by shareholders in 2005. The purposes of the plan are:

•

To provide the compensation committee with additional flexibility by expanding the mix of available stock-based associate incentive compensation vehicles beyond just stock options. As a result of Statement of Financial Accounting Standards No. 123(R), “Shares Based Payments,” accounting treatment of options has changed, increasing the attractiveness of other vehicles.

•

To accommodate performance-based awards. The plan provides the compensation committee with flexibility to link various stock-based awards for certain executive officers and potentially others to predetermined performance goals, including the profitability of the company’s businesses and increases in shareholder value. This will maximize the company’s federal income tax deduction for compensation in the form of stock compensation paid to certain executives pursuant to Internal Revenue Code Section 162(m).

•

To increase direct ownership of the company’s common stock by associates more rapidly than an option-only plan by including vehicles that reduce the associate’s initial cash outlay.

•

To help attract and retain quality associates with a strong sense of ownership in the company’s performance. The plan encourages associates to retain shares of common stock earned through these incentives by potentially lowering their cash outlay to pay taxes, reducing the need for associates to sell shares to pay applicable income taxes for some types of awards.

The total number of shares to be available under the 2006 Plan is equal to the total number of shares which remain available under Stock Option Plan VIII. No shares have been granted under Stock Option Plan VIII since approval by shareholders in 2005. If shareholders approve the 2006 Plan, Stock Option Plan VIII will be canceled and no shares will be granted under it, but if shareholders do not approve the 2006 Plan, Stock Option Plan VIII will continue in operation.

The board of directors wishes to continue extending equity ownership beyond the company’s executives to all levels of associates, potentially including hourly associates. To best serve shareholders for the long term, the board wants to align the interests of associates with the interests of shareholders.

Historically, stock options have translated into ownership as most associates generally hold their shares, funding the option purchases without cashing in a portion of the grant. The company’s associates have a direct stake in building future success for your company. Although the company does not have access to information about broker accounts, management estimates that approximately 92 percent of associates hold shares of Cincinnati Financial Corporation.

We believe that, had the amended plan been in effect in fiscal 2005, the amount of awards granted under the plan would not have been materially different than the awards granted under Stock Option Plans Nos. VI and VII, as displayed in the table below.

Previous Plan Benefits

Name and Position	Number of Option Shares (1)
John J. Schiff, Jr., CPCU, President and Chief Executive Officer – Cincinnati Financial Corporation	63,000
James E. Benoski, Chief Insurance Officer – Cincinnati Financial Corporation	63,000
Jacob F. Scherer, Jr., Senior Vice President – The Cincinnati Insurance Company	21,000
Kenneth W. Stecher, Chief Financial Officer and Senior Vice President, Secretary, Treasurer – Cincinnati Financial Corporation	21,000
Thomas A. Joseph, CPCU, Senior Vice President – The Cincinnati Insurance Company	21,000
Executive Officer Group	289,800 (2)
Non-executive Officer Director Group	–
Non-executive Officer Employee Group	1,214,616

(1)

Option shares awarded have been adjusted to reflect the 5 percent stock dividend paid April 26, 2005.

(2)

Includes shares listed above for the top five executives and nondirector executive officers listed on Page 5.

Plan Description

The plan provides for grants to those associates of the company and its subsidiaries selected by the compensation committee of the board of directors of common stock-backed awards for up to a total of 10 million shares of the company’s $2.00 par value common stock. Awards in any form other than stock options shall be counted against that 10 million-share limit as three shares for every award granted. The plan is presented in Appendix B.

The awards to be made in the future to current or future participants will be decided at that time and cannot be determined at this time. The actual awards depend on a number of factors, including the company’s performance, an individual’s potential contribution to the business, compensation practices at the time, retention issues and the company’s stock price.

Eligibility. As with the company’s existing plans, all full-time associates of the company and its subsidiaries are eligible to receive awards under the plan. Approximately 3,900 associates currently are eligible.

Plan Administration. The plan constitutes an unfunded plan and is administered by the compensation committee, which must include at least two directors who are “non-employee directors” within the meaning of SEC Rule 16b-3 and who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Types of Awards. The plan provides for stock incentives of several types, including stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. Awards of all types may be made subject to performance standards established by the compensation committee.

Stock options granted under the plan may either be incentive stock options qualifying under Section 422 of the Internal Revenue Code or nonqualified options, both exercisable for the company’s $2.00 par value common stock. At the time of grant, the compensation committee determines the exercise price for options granted under the plan, which may not be less than fair market value of the company’s common stock at that date. As of March 1, 2006, the Nasdaq national Market’s closing price for the company’s stock was $44.34.

The compensation committee also determines the term of each option, which may not exceed 10 years from the date of grant. Options become exercisable in accordance with a vesting schedule established by the compensation committee at the time of grant. Depending on the type of option, the compensation committee may permit an option to be exercised by the participant either for a cash payment or the delivery of shares of the company’s common stock held by the participant, potentially including shares acquired upon exercise of the option.

As under any of the company’s prior stock option plans, the aggregate fair market value cannot exceed $100,000, determined at the time of grant, for the shares of common stock any participant may acquire through incentive stock options that become exercisable for the first time during any calendar year. Additionally, the compensation committee may not grant an amount of stock options to any one plan participant during any consecutive three years which may be converted into more than 300,000 shares of common stock. At its sole discretion, the compensation committee may provide, at the time of grant, that the shares to be issued upon an option’s exercise be in the form of restricted stock or other similar securities, or the compensation committee may reserve the right to so provide after the time of grant.

In general, if a plan participant’s employment is terminated, other than for death, disability, retirement or specified actions initiated by the company, all of the participant’s unexerciseable options are forfeited and all exercisable options may be exercised within a specified period following termination, or they too will terminate.

Shares of restricted common stock also may be awarded. The restricted stock vests and becomes transferable upon the satisfaction of conditions set forth in the restricted stock award agreement. Restricted stock awards may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified in the restricted stock award agreement, the holder of a restricted stock award has all the rights of a holder of common stock, including the right to receive dividends on the restricted shares.

Units representing the right to receive common stock, cash, or both (as the compensation committee determines) also may be awarded. Restricted stock units vest upon the satisfaction of conditions specified in the award agreements. Restricted stock units may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified, the holder of a restricted stock unit or award has none of the rights of a holder of common stock unless and until shares of common stock are actually delivered in satisfaction of such units. The compensation committee may not grant more than 100,000 common shares worth of restricted stock and restricted stock units to any one plan participant during any three-year period.

Stock appreciation rights (or SARs) may be granted either singly or in combination with underlying stock options. SARs entitle the holder upon exercise to receive an amount in any combination of cash or shares of common stock (as the compensation committee determines) equal in value to the excess of the fair market value of the shares covered by such right over the grant price. The grant price for SARs may not be less than the fair market value of the common stock on the date of grant.

The plan also provides for other potential awards that may be denominated in, valued by reference to, or otherwise based on or related to, common stock. The compensation committee specifies the terms of grant, purchase, exercise, exchange or conversion of other stock-based awards. These awards may include, for example, performance shares that entitle the recipient to receive, upon satisfaction of performance goals or other conditions, a specified number of shares of common stock or the cash equivalent thereof. Where the value of such stock-based award is based on the difference between the fair market value of the shares covered by such award and the exercise price, the grant price for such award may not be less than the fair market value on the date of grant. The compensation committee may not grant more than 100,000 common shares worth of SARs and other stock-based compensation to any one plan participant during any three year period.

Performance-based awards may be issued to participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the plan. The compensation committee determines the performance criteria to be achieved during any performance period under the plan and the length of the performance period. Performance awards are generally paid only after the end of the relevant performance period. Performance awards may be paid in cash, shares of common stock, other property or any combination thereof, as the compensation committee determines, in its sole discretion, at the time of payment. Performance awards may be paid in a lump sum or in installments following the close of the performance period.

Acceleration of Awards Provisions. In the event an associate’s employment is terminated within 12 months after the effective date of and due to a change in control as defined in the 2006 Plan, all stock options and SARs held by the associate as of the date of termination would become fully vested and immediately exercisable; the restrictions applicable to outstanding restricted stock, restricted stock units, and other stock-based awards would lapse; and the awards would become free of all restrictions and fully vested.

Amendment and Termination. The board of directors can amend the plan to meet changes in law or regulations or for any other purpose that at the time may be permitted by law, except that the total number of shares to be issued through the plan may not increase and the board may not decrease the participant’s exercise price of stock options, SARs or other stock-based awards to an amount less than the fair market value on the date of the grant. Additionally, the compensation committee may not cancel an issued stock option and replace it with a different stock option with a lower grant price.

Proceeds. The proceeds from the sale to participants of common stock upon the exercise of any and all stock options and any other stock-based compensation issued under the 2006 Plan constitute general funds of the company and may be used by it for any purpose.

Accounting and Federal Income Tax

The board of directors recognizes that shareholders are interested in the impact of stock option expense on net income. Since 1996, following FASB accounting standards, the company has clearly disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements and fully complied with amended requirements for disclosures in quarterly financial statements. The company will adopt SFAS No. 123(R), “Share-Based Payment,” which calls for stock option expense to be included as a component of net income, in the first quarter of 2006. Pro forma option expense as disclosed in a note to the 2005 Consolidated Financial Statements would have reduced earnings per share by 8 cents in 2005 and by 7 cents in both 2004 and 2003.

Corporate Federal Income Tax. To the extent that a participant recognizes ordinary income in the circumstances described below, the company is entitled to a corresponding deduction provided that, among other things: (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation under Section 162(m) of the Internal Revenue Code on compensation paid to specified executive officers and (ii) any applicable reporting obligations are satisfied. Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a publicly held corporation (covered employees) to $1 million per fiscal year, with exceptions for certain performance-based compensation made under qualifying, shareholder-approved plans. The 2006 Plan is designed so that certain stock option awards, restricted stock awards, performance awards and other stock unit awards under the plan will constitute performance-based compensation for purposes of Section 162(m). If shareholders approve the 2006 Plan, these awards may continue to qualify for the performance-based compensation exception to Section 162(m).

Participant Federal Income Tax. In general, an optionee recognizes no income at the time a nonqualified option is granted; at the time of exercise of a nonqualified option, the optionee recognizes ordinary income for the difference between the purchase price paid for the shares and the fair market value of the nonrestricted shares on the date of exercise; and at the time of sale of shares acquired through the exercise of a nonqualified option, any appreciation (or depreciation) in the value of the shares after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the participant has held the shares.

An optionee generally recognizes no income upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the optionee’s alternative minimum tax, if any, the difference between the fair market value of the shares at exercise and the purchase price constitutes an item of adjustment. If the optionee makes no disqualifying disposition, shares acquired through exercise of an incentive option within two years after the grant date or within one year after the transfer of the shares to the optionee, then any proceeds from selling the shares in excess of the purchase price are taxed to the optionee as long-term capital gain and any loss sustained is a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration holding period described above, the optionee generally recognizes ordinary income in the year of disposition in an amount equal to any excess of the fair market value over the purchase price at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange). Any further gain or loss realized by the optionee generally is taxed as short-term or long-term gain or loss, depending on the holding period.

A participant recognizes no income in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally is required to include as taxable ordinary income in the year of exercise the total amount of any cash plus the fair market value of any nonrestricted shares received pursuant to the exercise.

A recipient of a restricted common stock award generally are subject to tax at ordinary income rates on the fair market value of the restricted shares reduced by any amount paid for the shares by the recipient, at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of receipt of the shares has taxable ordinary income on the date of receipt equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally are treated as taxable ordinary income to the recipient.

Generally, a participant recognizes no income in connection with the grant of a restricted stock unit or any performance-based award. Subject to the specific terms of the award, when the award is paid to the participant, the participant normally is required to include as taxable ordinary income in the year of payment the total amount of any cash plus the fair market value of any nonrestricted shares of common stock, actually or constructively receive.

Summary

By replacing the current Stock Option Plan VIII with the proposed 2006 Stock Compensation Plan, your company can expand the mix of stock-based incentives, increasing the compensation committee’s flexibility. The plan would accommodate performance-based awards, maximize the company’s tax deductions and encourage associates to be vested owners whose interests are aligned with those of other shareholders.

To approve the plan, a copy of which is attached as Appendix B, a majority of shares present or represented by proxy at the meeting and entitled to vote must be voted FOR the proposal.

The board of directors recommends a vote FOR the proposal to adopt the 2006 Stock Compensation Plan.

Shareholder Proposals for Next Year

Any qualified shareholder who wishes to present a proposal for action at the 2007 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio 45250-5406, on or before December 1, 2006, to be included in the company’s proxy statement and proxy for the 2007 annual meeting. Any such proposal must conform to the rules and regulations of the SEC and otherwise be in accordance with other federal laws as well as the laws of the State of Ohio. If the date of the 2007 annual meeting is not held within 30 days of May 6, 2007, the deadline will be a reasonable time before we begin to print and mail the proxy material for the 2007 Annual Meeting of Shareholders. In addition, the proxy solicited by the board for the 2007 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any shareholder proposal presented at that meeting if the company receives notice of such proposal later than February 14, 2007, without the matter having been discussed in such proxy.

Cost of Solicitation

The cost of soliciting proxies will be borne by the company. The company has contracted with Computershare Investor Services to provide Internet and telephone voting service for our direct shareholders of record. The company asks banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and the company has agreed to reimburse reasonable out-of-pocket expenses incurred. In addition to solicitations by mail, regular associates of the company, may, without extra remuneration, solicit proxies personally or by telephone. The company has retained Georgeson Shareholder Communications Inc. to be available to assist in soliciting proxies for the annual meeting should a need for their services be determined. The cost of those services, if used, would be approximately $12,500.

Other Business

Management does not know of any other matter or business that may be brought before the meeting; but if any other matter or business comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Kenneth W. Stecher

Kenneth W. Stecher

Secretary

March 30, 2006

Appendix A

Cincinnati Financial Corporation Incentive Compensation Plan

1.

Purpose. The purpose of the Cincinnati Financial Corporation Incentive Compensation Plan (“Plan”) is to provide the president and chief executive officer and the four most highly compensated officers other than the president and chief executive officer (“Participants”) of Cincinnati Financial Corporation and its subsidiaries on a consolidated basis (“Company”) with bonus compensation based upon the achievement of pre-established performance goals, as well as to maintain the Company’s income tax deduction for the entire amount of the annual compensation paid to the Participants pursuant to Section 162(m) of the Internal Revenue Code.

2.

Administration of Plan. The Plan shall be administered by the Company’s Compensation Committee (“Committee”), which shall at all times consist of two or more outside directors, as defined in Internal Revenue Service regulations. The Committee shall have full power and authority to administer and interpret the Plan and to establish rules for its administration. The Committee, in making any determination under or referred to in the Plan, shall be entitled to rely on opinions, reports or statements of officers, employees, legal counsel and the public accountants of the Company, and upon the published financial reports of the Company’s Peer Group, as the term is hereinafter defined.

3.

Eligibility. Eligibility for participation in the Plan is limited to the president and chief executive officer and the four most highly compensated officers other than the president and chief executive officer of Cincinnati Financial Corporation and its subsidiaries on a consolidated basis, as more fully described by the regulations adopted by the SEC under the Securities’ Exchange Act of 1934.

4.

Effective Date of Plan. The Plan shall go into effect on the date of approval by the Company’s Board of Directors, conditioned upon shareholder approval at the next Annual Meeting of Shareholders.

5.

Awards. Each Participant is eligible to receive an award of up to $1,000,000 annually pursuant to the Performance-Based Formula set forth in Section 6. If, because of death, retirement, termination, or other reason, more than one employee holds the office of president and chief executive officer in any calendar year, the Committee retains discretion to divide, as it deems appropriate, any award under this Plan among those employees. In no event will the total amount awarded to employees who held the same office exceed $1,000,000 in any calendar year.

6.

Performance-Based Formula. Awards under the Plan shall be earned upon the achievement by the Company of any two of the following performance goals:

a.

A specified percentage increase in gross direct written premiums for the calendar year over those for the prior year;

b.

A specified percentage increase in operating income for the calendar year over that of the prior year (In calculating the Company’s operating income, the effects of capital gains and losses and accounting changes shall not be considered nor will losses attributable to catastrophes which are assigned catastrophe numbers by the American Insurance Services Offices);

c.

Exceeding the median annual percentage increase in earnings per share for the Company’s Peer Group for the calendar year, including the effects of catastrophic losses, but excluding the effects of capital gains and losses and accounting changes.

As soon as practicable either before or within 90 days after the beginning of each calendar year, the Committee shall establish written targets for the percentage increases described in Paragraphs 1 and 2 above.

For purposes of Paragraph 3 above, the Company’s Peer Group includes the following: Chubb, Ohio Casualty, St. Paul Travelers, Safeco and Selective Insurance Group.

Notwithstanding anything to the contrary in this Plan, the Committee retains complete discretion to reduce the amount of or eliminate the award for any Participant in light of factors deemed appropriate by the Committee, but in no event may any award be increased beyond $1,000,000 for any calendar year.

7.

Determination and Payment of Award. Awards shall be determined by the Committee and paid by the Company as soon as practicable after the Committee is able to certify that at least two of the three performance goals established under Section 6 are in fact satisfied. In no event shall the Awards be paid later than two and one-half months following the close of the calendar year in which the performance goals are satisfied.

8.

Miscellaneous.

a.

No Participant shall have any claim or right to be granted an award under the Plan and there shall be no obligation on behalf of the Company or the Committee for uniformity of treatment among Participants. Awards under the Plan may not be attached, assigned or alienated in any manner.

b.

Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant any right to be retained in the employ of the Company.

c.

The Company shall have the right to deduct from any award to be paid under the Plan any Federal, state or local taxes required by law to be withheld with respect to such payment.

d.

The Plan shall be governed by the laws of the State of Ohio and by applicable Federal Laws.

e.

The Board of Directors of the Company may modify or terminate the Plan at any time, except that no modification shall affect awards previously granted. Any such modification shall be effective at such date as the Board may determine.

Appendix B

Cincinnati Financial Corporation 2006 Stock Compensation Plan

1.

Purpose. The purpose of the Plan is to support the Company’s ongoing efforts to develop and retain excellent Associates and to provide them with incentives that are directly linked to the profitability of the Company’s businesses and to increases in shareholder value.

2.

Definitions. For purposes of the Plan, the following terms are defined as set forth below:

a.

“Associate” means employee of the Company or its operating subsidiaries and affiliates.

b.

“Award” means the grant under the Plan of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards.

c.

“Board” means the Board of Directors of the Company.

d.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

e.

“Commission” means the Securities and Exchange Commission or any successor agency.

f.

“Committee” means the compensation committee of the board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan, which, in any case, shall include as members at least two “non-employees” within the meaning of Rule 16b-3 of the SEC, two “outside directors” for purposes of Code Section 162(m), and which is otherwise in compliance with any other requirements of applicable laws or regulations or the requirements of The Nasdaq National Market.

g.

“Common Stock” or “Stock” means the common stock of the company.

h.

“Company” means Cincinnati Financial Corporation, a corporation organized under the laws of the State of Ohio, or any successor thereto

i.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

j.

“Fair Market Value” means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on The Nasdaq National Market, or, if no such sale of Common Stock is reported on such date, the fair market value of the Stock as determined by the Committee in good faith.

k.

“Incentive Stock Option” means any Stock Option that complies with Section 422 (or any amended or successor provision) of the Code.

l.

“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

m.

“Other Stock-Based Award” means an Award made pursuant to Section 6(a)(v).

n.

“Participant” means any eligible Associate as set forth in Section 4 to whom an Award is granted.

o.

“Performance Cycle” means the period selected by the Committee during which the performance of the Company or of any subsidiary, affiliate or of unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

p.

“Performance Goals” mean the objectives for the Company or any subsidiary or affiliate or any unit thereof or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards contingently awarded under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) (or any amended or successor provision) of the Code shall be based on one or more of the following criteria: earnings per share, total shareholder return, operating income, net income, adjusted net earnings, cash flow, return on equity, return on capital, the combined ratio, net premium growth, and/or net investment performance.

q.

“Plan” means this Cincinnati Financial Corporation 2006 Stock Compensation Plan, as amended from time to time.

r.

“Restricted Period” means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.

s.

“Restricted Stock” means an Award of shares of Common Stock pursuant to Section 6(a)(iii).

t.

“Restricted Stock Unit” means an Award described in Section 6(a)(iv).

u.

“Spread Value” means, with respect to a share of Common Stock subject to an Award, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Award’s exercise or grant price, if any.

v.

“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 6(a)(ii).

w.

“Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Section 6(a)(i).

3.

Administration. The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan as it may deem appropriate. The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with all applicable laws, regulations, and accounting principles. Subject to the terms of the Plan, the Committee shall have the authority to determine those Associates who shall receive Awards and the amount, type and terms of each Award, and to establish and administer any Performance Goals applicable to such Awards. The Committee may delegate its authority and power under the Plan to one or more officers of the Company, subject to guidelines prescribed by the Committee, but only with respect to Participants who are not subject to either Section 16 of the Exchange Act or Section 162(m) (or any amended or successor provision) of the Code. Any determination made by the Committee or by one or more officers pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.

4.

Eligibility. All full-time Associates of the Company and its subsidiaries and affiliates are eligible to be granted Awards under the Plan.

5.

Common Stock Subject to the Plan.

a.

Common Stock Available. The total number of shares of Common Stock reserved and available for distribution pursuant to Awards granted under the Plan shall be 10,000,000; provided, however, that any shares of Common Stock issued to Participants pursuant to Awards in any form other than Stock Options shall be counted against such 10,000,000-share limit as three shares for every one share of Common Stock actually issued pursuant to such Award other than a Stock Option. Shares issued under the Plan may be either authorized but unissued shares or treasury shares, as designated by the Committee. To the extent any Award under this Plan terminates, expires or is forfeited without a distribution being made to the Participant in the form of Common Stock, the shares subject to such Award that were not so issued, if any, shall again become available for distribution in connection with Awards under the Plan. Each Stock Appreciation Award granted under the Plan that may be settled in shares of Common Stock shall be counted in full (i.e., to the extent of the face number of shares originally granted) against the maximum number of shares of Common Stock available for award under the Plan, regardless of the actual number of shares of Common Stock that are actually issued to the Participant upon settlement of the Stock Appreciation Right. Any shares of Common Stock that are used by a Participant as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan shall not be available for subsequent distribution in connection with Awards under the Plan.

b.

Adjustments for Certain Corporate Transactions. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after adoption of the Plan, the Committee is authorized to make such adjustments or substitutions with respect to the Plan and to Awards granted hereunder as it deems appropriate to reflect the occurrence of such event, including, but not limited to, adjustments (A) to the aggregate number and kind of securities reserved for issuance under the Plan, (B) to the Award limits set forth in Section 6, (C) to the Performance Goals or Performance Cycles of any outstanding Performance-Based Awards, and (D) to the number and kind of securities subject to outstanding Awards and, if applicable, the grant or exercise price or Spread Value of outstanding Awards. In connection with any of the events described in this Section 5(b), the Committee is also authorized to provide for the payment of any outstanding Awards in cash, including, but not limited to, payment of cash in lieu of any fractional Awards. In the event of any conflict between this Section 5(b) and other provisions of the Plan, the provisions of this section shall control.

6.

Awards.

a.

General. The types of Awards that may be granted under the Plan are set forth below. Awards may be granted singly, in combination or in tandem with other Awards.

i.

Stock Options. A Stock Option represents the right to purchase a share of Stock at a predetermined grant price. Stock Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options, as specified in the Award agreement. The term of each Stock Option shall be set forth in the Award agreement, but no Stock Option shall be exercisable more than 10 years after the grant date. The grant price per share of Common Stock purchasable under a Stock Option shall not be less than 100 percent of the Fair Market Value on the date of grant. Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the purchase price). Unless otherwise determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the Participant valued at Fair Market Value. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or as prescribed by the laws of descent and distribution, Stock Options may not be sold, assigned, encumbered, pledged or otherwise transferred.

ii.

Stock Appreciation Rights. A SAR represents the right to receive a payment, in cash, shares of Common Stock, or both (as determined by the Committee), with a value equal to the Spread Value on the date the SAR is exercised. The grant price of a SAR shall be set forth in the applicable Award agreement and shall not be less than 100 percent of the Fair Market Value on the date of grant. Subject to the terms of the applicable Award agreement, a SAR shall be exercisable, in whole or in part, by giving written notice of exercise to the Company in the manner prescribed in the applicable Award agreement. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or prescribed by the laws of descent and distribution, SARs may not be sold, assigned, encumbered, pledged or otherwise transferred.

iii.

Restricted Stock. Shares of Restricted Stock are shares of Common Stock that are awarded to a Participant and that during the Restricted Period may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award agreement. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or prescribed by the laws of descent and distribution, Restricted Stock may not be sold, assigned, encumbered, pledged or otherwise transferred during the Restricted Period. Except as provided in the applicable Award agreement, a Participant shall have with respect to such Restricted Stock all the rights of a holder of Common Stock during the Restricted Period.

iv.

Restricted Stock Units. Restricted Stock Units represent the right to receive shares of Common Stock, cash, or both (as determined by the Committee) upon satisfaction of such conditions as may be set forth in the applicable Award agreement. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or prescribed by the laws of descent and distribution, Restricted Stock Units may not be sold, assigned, encumbered, pledged or otherwise transferred during the Restricted Period. Except as provided in the applicable Award agreement, a Participant shall have with respect to such Restricted Stock Units none of the rights of a holder of Common Stock unless and until shares of Common Stock are actually delivered in satisfaction of such Restricted Stock Units.

v.

Other Stock-Based Awards. Other Stock-Based Awards are Awards, other than Stock Options, SARs, Restricted Stock, or Restricted Stock Units that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The grant, purchase, exercise, exchange or conversion of Other Stock-Based Awards granted under this subsection (v) shall be on such terms and conditions and by such methods as shall be specified by the Committee. Where the value of an Other Stock-Based Award is based on the Spread Value, the grant price for such an Award will not be less than 100 percent of the Fair Market Value on the date of grant.

b.

Award Limitations. Awards granted under the Plan shall be subject to the following limitations:

i.

Stock Options. No Participant shall be granted Stock Options on more than 300,000 shares of Common Stock during any period of three consecutive calendar years.

ii.

Incentive Stock Options. The aggregate Fair Market Value (at the grant date) of the Common Stock with respect to which Incentive Stock Options are first exercisable by any Participant in any one calendar year shall not exceed $100,000.

iii.

Restricted Stock and Restricted Stock Units. No Participant shall be granted Restricted Stock and/or Restricted Stock Units in a total amount exceeding 100,000 shares of Common Stock during any period of three consecutive calendar years.

iv.

Stock Appreciation Rights and Other Stock-Based Awards. No Participant shall be granted Stock Appreciation Rights and/or Other Stock-Based Awards in a total amount exceeding 100,000 shares of Common Stock during any period of three consecutive calendar years.

c.

Performance-Based Awards. Any Awards granted pursuant to the Plan may be in the form of performance-based Awards through the application of Performance Goals and Performance Cycles.

7.

Acceleration of Awards. Unless otherwise expressly provided in an applicable Award agreement and notwithstanding any other provision of the Plan to the contrary, if a Participant’s employment with the Company is terminated by action of the employing entity within 12 months after the effective date of a Change in Control, then all Stock Options and Stock Appreciation Rights held by such Participant as of the date of termination shall become fully vested and exercisable, and the restrictions and other conditions applicable to any Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards held by such Participant as of the date of termination, including vesting requirements, shall lapse, and such Awards shall become free of all restrictions and fully vested. For this purpose, a “Change in Control” means the event which shall be deemed to have occurred if either (i) after the date this Plan is adopted by the Company’s shareholders, without prior approval of the Board, any person, entity or group becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities; or (ii) without prior approval of the Board, as a result of, or in connection with, or within two years following, a tender or exchange offer for the voting stock of the Company, a merger or other business combination to which the Company is a party, the sale or other disposition of all or substantially all of the assets of the Company, a reorganization of the Company, or a proxy contest in connection with the election of members of the Board of Directors, the persons who were directors of the Company immediately prior to any such transactions cease to constitute a majority of the Board of Directors or of the board of directors of any successor to the Company (except for resignation due to death, disability or normal retirement.) For purposes of the definition in the preceding sentence, any terms that are defined by rules promulgated by the SEC shall have the meanings specified in such definitions from time to time.

8.

Plan Amendment and Termination. The Board may amend or terminate the Plan at any time, provided that no amendment shall be made without shareholder approval if such approval is required under applicable law, regulation, or stock exchange rule, or if such amendment would (i) decrease the grant or exercise price of any Stock Option, SAR or Other Stock-Based Award to less than the Fair Market Value on the date of grant, or (ii) increase the total number of shares of Common Stock that may be distributed under the Plan. The Committee may not, without shareholder approval, cancel any Stock Option and substitute therefore a new Stock Option with a lower grant price. Except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Plan Participants, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.

9.

Payments and Payment Deferrals. Payment of Awards may be in the form of cash, Common Stock, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish. It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Common Stock equivalents.

10.

Award Agreements. Each Award under the Plan shall be evidenced by a written agreement in a form prescribed by the Committee that sets forth the terms, conditions and limitations for each Award. Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, and the provisions applicable in the event the Participant’s employment terminates. The Committee may amend an Award agreement, provided that, except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Plan Participants, no such amendment may materially and adversely affect an Award without the Participant’s consent.

11.

Unfunded Status of Plan. It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

12.

General Provisions.

a.

Investment Representations. The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares for investment and not with a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

b.

Not an Employment Obligation. Neither the adoption of the Plan nor the granting of Awards under the Plan shall confer upon any Associate any right to continued employment nor shall they interfere in any way with the right of the Company, a subsidiary or an affiliate to terminate the employment of any Associate at any time.

c.

Income Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind that are required by law or applicable regulation to be withheld with respect to such amount. Unless otherwise determined by the Committee and except in the case of Incentive Stock Options, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its subsidiaries and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.

d.

Governing Law. The Plan and all Awards made and actions taken there under shall be governed by and construed in accordance with the laws of the State of Ohio, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Ohio, to resolve any and all issues that may arise out of or relate to the Plan or any related Award.

e.

Severability. If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

f.

Successors and Assigns. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

g.

Effective Date; Plan Expiration. If approved by the Company shareholders, the Plan shall become effective on May 6, 2006. Except as otherwise provided by the Board, no Awards shall be made after May 5, 2016, provided that any Awards granted prior to that date may extend beyond it, and provided further that the Performance Goals shall be subject to approval of the Company’s shareholders at least once every five years as prescribed by Code Section 162(m).